Exhibit 30(h)(22)(i)

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Name of Separate Account	Date Established	Contracts Funded by Separate Account
Protective COLI PPVUL NY Separate Account	April 14, 2020	Protective Executive Benefits Private Placement VUL
Protective NY COLI VUL Separate Account	April 14, 2020	Protective Executive Benefits Registered VUL
Protective Variable Annuity Account A	12/01/1997	Protective Investors Benefit Advisory Variable Annuity NY

This Schedule A to the Participation Agreement dated November 23, 2020 by and between the parties identified below is updated and effective as of April 30, 2021, and replaces all prior versions of this Schedule A.

This Schedule A may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  This Schedule A shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of all parties hereto. For the purposes hereof, a facsimile copy of this Schedule A, including the signature pages hereto, shall be deemed an original.

VANGUARD VARIABLE INSURANCE FUND
THE VANGUARD GROUP, INC.

By: /s/ Michael J. Dravo

By: /s/ Massy Williams

Name:  Michael J. Drayo

Name:  Massy Williams

Title:   Assistant Secretary

Title:  Principal

VANGUARD MARKETING CORPORATION
PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY

By: /s/ Massy Williams

By: /s/ Steve Cramer

Name:  Massy Williams

Name:  Steve Cramer

Title:   Principal
Title:  Chief Product Officer – Retirement Division